MTBC Announces Full Repayment of Opus Bank Term Debt

SOMERSET, N.J., – (Marketwired) – September 11, 2017 – MTBC (NASDAQ: MTBC) (NASDAQ: MTBCP) a provider of proprietary, cloud-based healthcare IT solutions and services, today announced that it has fully repaid its $8 million term loans from Opus Bank (“Opus”), which had outstanding balances of approximately $7.3 million as of January 1, 2017.

“We’re pleased to have repaid Opus well ahead of the maturity date,” said Bill Korn, MTBC CFO. He continued, “With the term debt repaid, we’ve reduced our debt servicing cost and positioned ourselves to pursue other exciting matters, which we hope to announce as we move forward.”

Additional information regarding MTBC’s repayment of the term debt and amendment with Opus is included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2017, and is incorporated herein by reference.

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based and mobile health solutions, together with related business services, to healthcare providers throughout the United States. Its integrated SaaS platform helps its customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For more information on MTBC, please visit www.mtbc.com.

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SOURCE MTBC

Company and Investor Contact:

Bill Korn

Chief Financial Officer

Medical Transcription Billing, Corp.

bkorn@mtbc.com

(732) 873-5133